September 1, 1994

Mr. Michael Clevy
420 Hatfield Drive
Franklin, Tennessee 37064

Dear Mr. Clevy:

This Letter Agreement shall set forth the termination arrangements in the event of termination of your employment with INTER-CITY PRODUCTS
CORPORATION (USA), a corporation having its head office in City of LaVergne, Tennessee ("Employer") as hereinafter provided;


1.   As used herein, the term "Termination" shall mean:

     (i) a termination of your employment by the Employer, for any reason whatsoever other than for cause;

     (ii) a material adverse change in your status, scope and authority (whether or not accompanied by a change of title); or

     (iii) a material adverse change in salary, benefits or other usual compensation of the Executive.

Notwithstanding any other provision contained herein to the contrary, the occurrence of any event described in subparagraphs (ii) and (iii) above, shall be considered to be a "termination" if and only if you notify the Employer in writing, within sixty (60) days of such event, that in your reasonable belief such an event has occurred. The date which you cease to work for the Employer shall be the Termination Date.

2. In the event of your termination you shall be entitled to the following Termination Benefits:

2.1 Salary Continuance. You shall continue to be paid your annual salary at the same rate and on the same basis as such salary was payable immediately prior to Termination for a period of twenty-four (24) months commencing on the date following the Termination Date (the "Termination Period"). Notwithstanding the foregoing, in no event shall the Termination Period extend beyond your Normal Retirement Date, as that term is defined in the Retiring Allowance Agreement, between Inter-City Products Corporation (USA) and Michael Clevy, dated September 1, 1994.

2.2 Continuation of Benefits. You shall continue to receive all benefits, including without limitation the provision of an automobile and club memberships to which you were entitled (and receiving) at the Termination Date for the Termination Period.

2.3 (a) Single Sum Option. At your option, in lieu of the cash payments and continuation of benefits during the Termination Period, described in the preceding paragraphs 2.1 and 2.2 of this Agreement, you may elect, within one hundred and eighty (180) days of the Termination date, to receive a single sum payment equal to the aggregate face value of such amounts (without any discount or present valuation).

     (b) Determination of Single Sum Amount. The determination of this aggregate face value shall be made by the Employer's actuaries and benefit consultants and, absent manifest error, shall be final, binding, and conclusive upon the parties.

     (c) Effect on Retiring Allowance. Notwithstanding the fact that you exercise this single sum option, you shall remain entitled to the retirement benefits set forth below.

     (d) Unused or accrued vacation. You will be paid for any unused or accrued vacation to the effective date of termination.

2.4 Automobile Option. At the end of the Termination Period, you shall have the option to purchase any automobile furnished by the Employer for your use. The exercise price of this option shall be the net book value, as set forth on the Employer's books, or the Lessor's, of the automobile at such time. you shall also be entitled to have any club membership provided by the Employer transferred into your name without charge.

2.5 Effect on Retiring Allowance. (a) Notwithstanding any other provision contained herein to the contrary, the Service utilized in calculating your Retiring Allowance benefit, shall be increased by a period of twenty-four (24) months and the salary paid or payable during said twenty-four (24) months shall be considered in the calculation of Earnings and/or Final Average Earnings; and

(b) You shall receive a Retiring Allowance as determined for Normal Retirement calculated in accordance with Section 3.01 of the Retiring Allowance Agreement.

Please acknowledge your acceptance of and consent to the terms of this Agreement. Any and all prior termination agreements, whether written or oral, which may have existed shall be null and void and of no further force and effect on your execution of this Letter Agreement.


Very truly yours


INTER-CITY PRODUCTS CORPORATION (USA)


By:       /s/
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Title:
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Accepted:


  /s/
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